Exhibit 99.2

Pixelworks, Inc. 3Q 2025 Conference Call
Tuesday, November 11, 2025

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2025 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the third quarter of 2025.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Tuesday, November 11, 2025. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2024, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude restructuring costs and stock-based compensation expense as well as the tax effect of the non-GAAP adjustments.
The Company uses these non-GAAP measures internally to assess its operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Please note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. Also note, on June 6, 2025, the Company effected a one-for-twelve reverse stock split of the Company’s common stock, and all shares of the Company’s common stock, per-share data and related information included in today’s published condensed consolidated financial statements have been retroactively adjusted as though the Reverse Stock Split had been effected prior to all periods presented. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone on the phone and webcast. We appreciate you joining us for today’s conference call.
I’ll start with a brief overview of the results for the quarter. Then, I’ll follow that with the two primary objectives for today’s call. The first is to review the background and rationale for the proposed transaction involving our Shanghai-based subsidiary. And second, is to provide a preview of what the future Pixelworks will look like after the proposed transaction closes.
With respect to results for the third quarter. Both top and bottom-line results were within our guidance. Revenue grew by 6% sequentially and gross margin improved to approximately 50%, a little better than expected. We also realized continued benefits from our previous cost reduction actions, with third quarter operating expenses decreasing sequentially and down $3.1 million year-over-year. Through a combination of our prior restructuring and ongoing cost reductions, we’ve reduced cash burn from operations by more than 60% year-over-year – to under $3 million in the third quarter.

Turning to our Pixelworks Shanghai subsidiary and the proposed transaction. As background, our Shanghai-based subsidiary was formed in 2021 as part of a comprehensive realignment of the larger Pixelworks organization. This included restructuring our Shanghai-based subsidiary to serve as the center of operations for all of Pixelworks’ semiconductor business, and then securing investment from China centric investors as well as our PWSH employees. More specifically, this business comprises all generations of our open market and co-developed visual display processing chips for both the digital projector and mobile markets. Today, the subsidiary represents a substantial amount of our operating revenue and expenses, and also accounts for the majority of our employees. After several prior investment rounds in the subsidiary, Pixelworks ownership ended up at approximately 78%, which is where it is today.
On October 15, 2025, we signed a definitive purchase agreement to sell all of Pixelworks, Inc.’s ownership in the Pixelworks Shanghai subsidiary to a special-purpose entity led by VeriSilicon. For those not familiar with this name, VeriSilicon is well established Chinese company that provides platform-based, custom silicon services and semiconductor IP licensing services.
Most participating on today’s call are aware, however I would like to emphasize that this proposed transaction did not come about suddenly, nor without extensive deliberation and due diligence. The recently entered definitive agreement is the result of a thorough strategic review process launched in the later part of 2024 that started with the engagement of Morgan Stanley as an advisor to evaluate potential alternative ownership structures for the Shanghai subsidiary. In large part due to impatience from the subsidiary’s China-based investors, escalating geopolitical tensions and capital market constraints within China – and after evaluating all serious interest in the subsidiary – the Board and I unanimously concluded that the currently proposed transaction was in the best interest of our shareholders.
Although still subject to the approval by Pixelworks, Inc. shareholders as well as other customary closing conditions – after satisfying agreed-upon and contractually reduced obligations to minority equity holders of the subsidiary, transaction costs and withholding taxes – the proposed transaction is expected to result in net cash proceeds to Pixelworks of between $50 and $60 million upon closing.
As outlined in my recently published letter to shareholders on November 4th, the rationale for the proposed transaction is three-fold:
First, it unlocks significant value for shareholders while eliminating minority investor obligations. Acknowledging the strategic and potential longer-term value in our Pixelworks Shanghai subsidiary, this transaction captures the optimal realizable value in the current environment and allows the company to monetize a significant asset in the form of cash proceeds repatriated to the U.S.
Second, it enables a renewed focus and expansion of core strengths. Following a successful exit of the semiconductor hardware business, Pixelworks will be positioned as a global technology licensing business, specializing in cinematic visualization solutions. As an asset-light, IP-rich company in this space, the company will have competitive differentiation and compelling, longer-term growth potential.
And third, it will achieve financial flexibility. The net cash proceeds from the transaction will significantly enhance the balance sheet. Pixelworks will have the flexibility to invest in growth opportunities, support new and existing licensing initiatives, and enable the allocation of capital to the highest-return projects.
As a reminder, shareholders as of the October 17th record date have the right to vote, and I strongly encourage those investors to consider the published proxy materials and vote their shares FOR, in support of proposed transaction. Importantly, I also want to emphasize that ALL current shareholders will have equal per share participation in the future growth opportunity and success of our transformed business going forward.
Having said that, I want to frame what this future transformed business looks like. Post-transaction, Pixelworks will become a low headcount, pure-play, technology licensing company specializing in cinematic visualization solutions. Our existing TrueCut Motion platform – used by leading filmmakers to enhance the cinematic experience across premium theatrical and home screens – will anchor a portfolio of proprietary imaging technologies, extending beyond film into high-growth enterprise, consumer visualization and entertainment markets.
Specific to TrueCut Motion, I want to reiterate that Pixelworks continues to own and control 100% of TrueCut Motion, including all related assets and intellectual property, irrespective of proposed transaction with our Shanghai subsidiary. Even though a majority of our recent TrueCut engagement activity with new prospective ecosystem partners has remained behind the scenes, we are continuing to make tangible progress in support of expanded market awareness and adoption of our TrueCut Motion platform.
As previously highlighted on our August conference call, during the third quarter we were credited in three new theatrical releases: Universal Picture’s Jurassic World Rebirth, DreamWorks Animation’s The Bad Guys 2, and Universal Pictures’ Nobody 2. Today, I can confirm that the next theatrical release to feature our award winning TrueCut Motion grading technology will be Universal Pictures’ Wicked: For Good, which is slated to hit theaters on November 21st. Earlier today we confirmed that the TrueCut Motion version of Wicked: For Good was selected for last night’s U.K. premiere of the film.
Separately, we believe that we are getting close to completing an agreement with a strategic ecosystem partner to license the broader distribution of TrueCut Motion content to consumer devices in their home. This prospective partner is currently in the process of late-stage certification, and if successful, we believe it can open and accelerate the path to device licenses.
While we continue to be encouraged by this and other ongoing engagement activity, we see our TrueCut Motion platform as a foundation to build upon. Exiting the obligations associated with Pixelworks Shanghai’s manufacturing and design business will free-up the company’s management and capital resources to grow an attractive high-margin licensing business. As we grow the post-transaction Pixelworks into a global technology licensing company – TrueCut Motion will not remain the company’s exclusive offering. Coupled with a significantly lower headcount and cost structure, we envision a post-transaction business model that will be inherently more scalable, less capital-intensive, and has the potential to deliver higher return on invested capital.
With more than two decades of image-processing innovation, and our industry-leading TrueCut Motion platform serving as a flagship offering, we believe Pixelworks is poised to enable the most authentic, high-fidelity viewing experiences across all screens – both today’s and the advanced screens of the future.
With that, I’ll turn the call to Haley to review the financials for the third quarter as well as a couple of positive new balance sheet developments that took place subsequent to quarter-end.

Haley Aman
Thank you, Todd.
Revenue for the third quarter of 2025 was $8.8 million compared to $8.3 million in the second quarter and $9.5 million in the third quarter of 2024. The sequential increase in third quarter revenue reflected growth across both of our end markets, led by increased sales in the home and enterprise market.
The breakdown of revenue in the third quarter was as follows:
•Home and Enterprise revenue was approximately $7.4 million.
•Revenue from Mobile was approximately $1.4 million.
Third quarter non-GAAP gross profit margin was 49.9%, compared to 46.0% in the second quarter of 2025, and 51.3% in the third quarter of 2024. The sequential increase in gross profit margin primarily reflected a more favorable product mix on shipments into the home and enterprise market.
Non-GAAP operating expenses were $9.2 million in the third quarter, compared to $9.7 million in the prior quarter and $12.4 million in the third quarter of 2024. The sequential and year-over-year decrease in operating expenses reflects the ongoing realized benefits of our previously taken actions to reduce expenses.
On a non-GAAP basis, third quarter 2025 net loss was $3.8 million, or a loss of ($0.69) per share, compared to a net loss of $5.3 million, or a loss of ($1.00) per share, in the prior quarter, and a net loss of $7.1 million, or a loss of ($1.45) per share, in the third quarter of 2024.
Adjusted EBITDA for the third quarter of 2025 was a negative $3.6 million, compared to a negative $4.3 million in the prior quarter and a negative $6.3 million in the third quarter of 2024.
With respect to our outlook, the Company is electing not to provide financial guidance for the fourth quarter due to the previously announced definitive agreement to sell substantially all of the assets of Pixelworks Shanghai. However, we want to highlight that in October 2025 we closed a registered direct offering and the sale of patents pertaining to technologies we no longer pursue, collectively contributing approximately $10 million to our cash position. As of October 31, 2025, our cash and cash equivalents balance was approximately $22 million, of which roughly half is associated with Pixelworks Shanghai and the other half is associated with Pixelworks Inc.
As such, that completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.